                            MANAGEMENT AGREEMENT



            Agreement ("Agreement") is made as of the 8th day of February 1993, by and between Pensun Associates, ("Owner") with offices located at c/o Nathan
L. Serota Company, 70 East Sunrise Highway, Lynbrook, New York 11563, and Senior Quarters Management Corp., a New York Corporation ("Manager") with offices located at 60 Vanderbilt Motor Parkway, Commack, New York.

            Manager is in the business of owning and/or furnishing management services to independent and assisted living residences for senior citizens. Owner intends to construct a 123-unit assisted living residence located in Lynbrook, New York to be marketed under the SENIOR QUARTERS ASSISTED LIVING RESIDENCE service mark of Lynbrook ("Facility"). Owner and Manager desire that Owner retain Manager to manage the Facility and provide certain services in connection therewith.

            Accordingly, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, Owner and Manager agree as follows, subject to this Facility being built as a senior citizen residence:

            1. APPOINTMENT OF MANAGER. Owner appoints Manager as the exclusive management agent for the Facility, subject to the terms of this Agreement. Manager hereby accepts such appointment.

            2.    MANAGEMENT SERVICES.

                  (a) INITIAL SERVICES. Commencing on the date hereof, and until four (4) months prior to the opening date of the Facility (the first day of the four (4) month period hereinafter referred to as the "Commencement Date"), Manager agrees to provide assistance to Owner in the planning of the Facility. Such assistance may include review of architectural drawings and site plans; arranging for feasibility studies; licensure and certification planning; support and assistance in filing for Certificate of Need and other governmental requirements, if any; and financial analysis ("Initial Services").

                  (b)   GENERAL MANAGEMENT.  Beginning on the Commencement
Date (to permit the completion of all start-up work, including pre-opening marketing, staff recruitment, training, facility set-up, and licensing, if any) and continuing until the expiration or earlier termination of this Agreement, Manager shall manage and supervise the day-to-day operation of the Facility, in the name of, on behalf of, and for the account of, Owner.

                  (c) SPECIFIC SERVICES. In connection with such management and supervision of the Facility, Manager shall provide or cause to be provided the following specific services in the name of, on behalf of, and for the account of, Owner.

                        (i)   FINANCIAL AND ACCOUNTING SERVICES.

                              Supervise and coordinate the preparation and/or
maintenance (as appropriate) of the following but not limited to these items:

                              A.    A monthly balance sheet and statement of
operations for the Facility to be submitted to Owner within thirty (30) days after the end of each calendar month;

                              B.    Resident billing records;

                              C.    Accounts receivable and collection records;

                              D.    Accounts payable records;

                              E.    All payroll functions, including preparation
of payroll checks, establishment of depository accounts for withholding taxes, payment of such taxes (at Owner's sole expense), filing of payroll reports, income and social security withholdings, and the issuance of W-2 forms to all employees; and

                              F.    A complete general ledger for the purposes
of recording and summarizing all transactions for the Facility.

                        (ii) PURCHASING. Purchase all items needed for the operation of the Facility, including without limitation, supplies, equipment and inventory.

                        (iii) LICENSURE. Assist Owner in: (1) obtaining all licenses, permits and approvals by applicable governmental authorities with respect to the operation of the Facility, and (2) in maintaining certification from public third party payment programs, if any. All such licenses, permits, approvals and certifications shall be in the name of Owner, or an individual partner of Owner, unless the governing entities require otherwise. OWNER RESERVES THE RIGHT AT ANY TIME TO OBTAIN ANY AND ALL REQUIRED GOVERNMENT licensees for itself or designee.

                        (iv) CONTRACTS. Subject to Owner's prior approval during Owner's approval of the Annual Budget, Manager shall negotiate, enter into, secure, cancel and/or terminate in the name of AND on behalf of Owner, such agreement and contracts which Manager may deem necessary or advisable with the Owner's prior consent for the operation of the Facility, including, without limitation, the furnishing of concessions, supplies, utilities, extermination, refuse removal and other services customarily provided to the Facility by independent contractors. Manager shall be entitled to utilize any affiliated entities to provide these services, provided the rates and prices therefor are competitive.

                        (v) SALES & MARKETING. Subject to Owner's prior approval, Manager will establish and implement a sales and marketing plan, oversee the design and placement of advertising, and hire, train and supervise rental and marketing staff.

                  (d) LIABILITY OF MANAGER. Manager shall have no liability to Owner as a result of any decision made with respect to or any actions taken or not taken in connection with the Manager's discharge of its obligations under Sections 2(a), (b) and (c) above, so long as such decisions, actions or omissions were taken in good faith.

                  (e) EXCLUSIVE REPRESENTATIVE. It is understood and agreed that Manager shall be the exclusive representative of Owner for purposes of communicating and dealing directly with the regulatory authorities, governmental agencies, employees, independent contractors, suppliers, residents, sponsors, licensees, customers and guests of the Facility. Any communications from Owner to such person or entities or authorities shall be directed through Manager.

            3.    FISCAL CONTROLS AND PROCEDURES.

                  (a) ANNUAL BUDGET. At least ninety (90) days prior to each fiscal year that commences during the term of this Agreement, Manager shall submit to Owner a proposed budget projecting the revenues to be available and funds to be required during such fiscal year in order to operate the Facility and make capital improvements that may be required in order to keep the Facility's physical PLANT in good condition and repair and payment of premiums for liability insurance and all risk and fire and casualty for building and contents, and worker's compensation, and unemployment insurance. The budget shall be based upon data and information then available and shall include, without limitation, estimated salaries AND PAYROLL EXPENSES for all employee groups, projected staffing patterns for the Facility, estimates of required purchases for supplies, inventory, food and similar items, and an estimate of the level of rates and charges sufficient to generate revenue necessary to operate the Facility and make capital improvements projected in the budget. Owner shall, within twenty (20) days following receipt of such annual budget, notify Manager of either Owner's approval of the annual budget or those items of which Owner approves and those items of which Owner disapproves. As soon as reasonably practical thereafter, Owner and Manager shall attempt to establish a mutually agreeable annual budget for the Facility. In the event Owner does not timely either approve, or disapprove, in total or in part, of such annual budget, as provided herein, then such annual budget as proposed by Manager shall be deemed approved by Owner, and Manager shall be authorized to implement such program. Each budget, as approved (and as revised from time to time during a fiscal year with Owner's prior approval, as set forth in Section 3(b) hereof), is referred to herein as the "Annual Budget." The projected budget submitted by Manager to Owner shall be an estimate of revenue, costs, and Owner's requirements for monthly return on equity and Owner acknowledges that (i) projected revenue may not be actually received and (ii) projected costs may be exceeded by actual expenses and capital expenditures incurred in connection with the operation and MAINTENANCE of the Facility. By submitting such a projected budget, Manager will not be providing a guarantee or warranty as to the projected revenue, expenses, insurance or capital expenditures of the Facility.

                  (b) EFFORTS TO OPERATE WITHIN ANNUAL BUDGET. Manager agrees to use its best efforts to operate the Facility in accordance with the Annual Budget. Subject to the foregoing, Owner shall be responsible on a periodic basis, as and when needed, for all expenses and capital expenditures incurred in connection with the operation and maintenance of the Facility, including, with limitation, cost overruns which exceed the projections in the Annual Budget.

                  (c) BANK ACCOUNTS AND WORKING CAPITAL. Under direction and Owner's prior approval, manager shall establish in a local bank an account or accounts for the operation of the Facility ("Operating Accounts"), in Owner's name and on behalf of Owner, and shall thereafter deposit therein all funds received by Manager on Owner's behalf from the operation of the Facility. Owner shall provide sufficient working capital for the operation of the Facility (including, without limitation, the payment of Manager's Minimum Fee, Management Fee and/or Incentive Fee as provided under Section 6 hereof) and shall deposit such working capital in the Operating Accounts from time to time upon the request of Manager. All expenses incurred in connection with the operation of the Facility (including, without limitation, Manager's Minimum Fee, Management Fee, and/or Incentive Fee as provided) shall be paid out of the Operating Accounts. Manager may write checks and draw on the Operating Accounts to pay for operation of the Facility to the extent required by Manager in the discharge of its obligations hereunder. Owner shall also provide sufficient funding to make the capital improvements projected in the Annual Budget unless in Owner's reasonable discretion, the operations of the Facility are no longer viable, and Owner begins to wind up the operations of the Facility in order to close same. Manager shall have no obligation to (1) provide or contribute working capital required for the operation of the Facility, or (2) fund capital expenditures required to maintain the Facility in good condition and repair.

            4.    PERSONNEL.

                  (a) FACILITY ADMINISTRATOR. Manager shall, on an ongoing basis, provide the Facility with a qualified Administrator ("Facility Administrator"). The Facility Administrator shall be an employee of and compensated and approved by Owner. Manager shall be entitled to utilize the Facility Administrator, along with employees and agents of Manager, in the discharge of Manager's obligations.

                  (b) OWNER'S EMPLOYEES. All employees working at or in connection with the operation of the Facility shall be employees of Owner. All salary and related expenses payable to such employees shall be borne solely by Owner.

                  (c) MANAGER'S AUTHORITY. Manager may appoint and from time to time, replace the Facility Administrator and such other personnel as Manager CHOOSES OR APPOINTS or shall deem necessary for the proper operation of the Facility. Manager's selection of the Administrator, DIRECTOR OF HOUSEKEEPING, DIRECTOR OF SOCIAL WORK, DIRECTOR OF RECREATION, DIRECTOR OF MAINTENANCE AND DIRECTOR OF MEDICAL RECORDS and the terms of their employment, including compensation, shall be in accordance with this Agreement and the Annual Budget and shall be subject to Owner's prior approval.

            5.    TERM OF AGREEMENT.  This Agreement shall expire on the fifth
(5th) anniversary of the Commencement Date, defined as four (4) months prior to the opening of the

Facility, with one automatic renewal period of five (5) years thereafter, unless either party notifies the other in writing within one hundred twenty (120) days of the expiration of the then current term, of its decision not to automatically exercise the upcoming renewal option period.

            6.    MANAGEMENT FEE AND ADDITIONAL CHARGES.

                  (a) MANAGEMENT FEE. There will be no fee for the Initial Services, except as otherwise provided herein. Owner shall pay Manager a management fee ("Management Fee"), commencing on the Commencement Date, and thereafter on the fifteenth (15th) day of each month for the previous month's total gross revenues collected, a sum equal to five (5%) percent of total gross revenues. During the initial four (4) month start-up phase beginning with the Commencement Date, and until the calculated Management Fee of five (5%) percent of gross revenues exceeds $12,500.00 per month, a minimum monthly Management Fee of $12,500.00 ("Minimum Fee") will BE PAYABLE ON THE COMMENCEMENT DATE AND THEREAFTER ON THE ON THE FIFTEENTH (15TH) DAY OF EACH MONTH.

                  (b)   ADDITIONAL SERVICES.   Notwithstanding the fact that
services to be provided by Manager which are to be compensated by the Management Fee are adequate to run the Facility in a first class fashion, any additional services that do not fall within the scope of management and supervision of the day-to-day operation of the Facility, including, without limitation, special projects requested by Owner or recommended by Manager and approved by Owner are not included as part of the Management Fee due to Manager hereunder and shall be subject to Manager being entitled to additional compensation to be agreed upon between Manager and Owner.

                  (c)   INCENTIVE FEE.   In addition to the above-mentioned
compensation, Manager may also earn an incentive fee ("Incentive Fee"). The Incentive Fee shall be equal to 5% of "Net Operating Income", payable annually. Net Operating Income shall be defined as the remaining income after full payment of all fixed and variable operating expenses including real estate taxes, insurance, Management fees, annual debt service OF ORIGINAL TAKE OUT AND CONSTRUCTION LOAN FINANCING, budgeted and unbudgeted capital expenses, and Owner's required return on equity. Ownership and Manager shall agree that in the Annual Budget estimation the Net Operating Income will be based on the Owner's annual estimation and knowledge of the project's annual debt service, Ownership's equity recapture requirements, and Owner's required annual equity return; Manager acknowledges that in no instance shall he be entitled to an Incentive Fee if income is insufficient to cover all the above-cost, including Owner's equity return and equity recapture requirement.

            7. LEGAL ACTIONS. Subject to the Annual Budget and subject to Owner's prior approval, Manager may institute any necessary legal actions or proceedings to collect obligations owing to the Facility or to cancel or terminate any contract for breach thereof or default thereunder and otherwise enforce the obligations of the residents, sponsors, licensees, customers and other users of the Facility, all at Owner's expense.

            8. INFORMATION: COOPERATION. Owner and Manager shall provide each other with any relevant information required for performance under this Agreement, and each party shall permit the other to examine and copy any data in their possession or control affecting the operation of the Facility, including, without limitation, accounting and financial information. Each party shall fully cooperate with the other to permit each party to discharge its obligations hereunder.

            9. INSURANCE. Manager is authorized to secure, on the Owner's behalf and in the Owner's name, subject to Owner's prior approval, on such terms and conditions as Manager shall deem in the best interests of the Facility, all insurance coverage in amounts sufficient to protect the Facility Manager, and Owner against claims of third parties, for property damage, personal injuries, contract law, labor law, environmental law violation and such other risks as are prudent. The cost of insurance shall be charged as an operating expense of the Facility. Manager shall be named as an additional insured under all policies of insurance affecting the Facility.

            10. REPRESENTATIONS AND WARRANTIES. Owner makes the following additional representations and warranties, which are material, and upon which Manager has relied as an inducement to enter into this Agreement.

                  (a) STATUS OF OWNER. Owner is a for-profit general partnership duly organized, validly existing and in good standing under the laws of the State of New York; and is qualified to do business and is in good standing in the State of New York; and has all necessary power to carry on its business as now being or in the future will be conducted.

                  (b) AUTHORITY AND DUE EXECUTION. Owner has full power and authority to execute and deliver this Agreement and all related documents and to carry out the transactions contemplated hereby, which actions will not with the passing of time, the giving of notice or both, result in the default under or breach or violation of (A) the Owner's Partnership Agreement as amended to date,
(b) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body, or (C) any mortgage, note, bond, indenture, agreement, lease, license, permit or other instrument or obligation to which Owner, or the Facility, is now a party or by which owner, or the Facility, or any of its assets may be bound or affected. This Agreement constitutes the valid and binding obligation of Owner enforceable in accordance with its terms.

                  (c) LITIGATION. To the best of Owner's knowledge, there is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of Owner threatened against Owner, or the Facility, which seeks to enjoin or prohibit Owner from entering into this Agreement, or which in any way will adversely affect the Facility.

                  (d) FIDELITY BOND. Manager shall provide Owner with a Fidelity Bond in an amount to be agreed upon; however said amount shall not be less than $500,000, and the cost of said bond shall be an expense of the FACILITY.

            11. RESTRICTIVE COVENANTS. Owner and Manager mutually covenant and agree they will not, during the term of this Agreement and for a period of two (2) years thereafter, without the other party's prior written consent, hire or otherwise engage or permit any of its affiliates to hire or otherwise engage any person who is an employee of the other at any time during this Agreement or the two year period thereafter, or during the six (6) months preceding the Commencement date.

            12.   EVENTS OF DEFAULT, REMEDIES AND RIGHTS OF TERMINATION.

                  (a) DEFAULTS. Each of the following shall constitute an Event of Default hereunder:

                        (i) If Owner shall fail to pay any installment of the Minimum Fee, Management Fee or Incentive Fee for a period of seven (7) days after notice of such default from Manager:

                        (ii) If either Manager or Owner fails to perform any material term, provision, or covenant of this Agreement (other than as set forth in Section 12(a) (i) above), and such failure continues for a period of thirty
(30) days after written notice from the other party specifying such failure to perform;

                        (iii) If Manager is dissolved or liquidated, applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, makes a general assignment for the benefit of creditors, or files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator for such party of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.

                  (b) REMEDIES. Upon any Event of Default, which is not timely cured, the party who has not committed or suffered the Event of Default may, at its option, terminate this Agreement, and/or exercise all other rights and remedies available to such party at law or in equity on 30 days written notice. In the event of any termination of this Agreement, Manager shall be paid all Minimum Fees, Management Fees, Incentive Fees and other fees due to the date of termination. No delay or failure on the part of either party hereunder to declare the other party in default or exercise any remedies in respect of such default shall operate as a waiver of such right to declare a default and exercise such remedies. If either party engages counsel to enforce any of the default provisions of this Agreement, the prevailing party shall also be entitled to reasonable attorneys fees and all costs attendant to such action.

                  (c) TERMINATION. Owner may at its sole discretion, at any time and without cause, UPON WRITTEN NOTIFICATION, terminate this Agreement. If Owner elects to terminate this Agreement without cause, Owner shall pay manager ON DAY OF SAID TERMINATION in addition to any Minimum Fee, Management Fee, or Incentive Fee due the Manager as of the date of such event, the following amounts:

            - $300,000 if termination occurs in the first twenty-four (24) months of this Agreement.
            - $200,000 if termination occurs during months twenty-five (25) through thirty-six (36) of this Agreement.
            - $100,000 if termination occurs during any remaining term of this Agreement.

If Owner elects to terminate this Agreement for Manager's failure to perform under this Agreement, Manager is not entitled to any additional payments from Owner.

            13.   FACILITY'S NAME.   Manager shall have the right to initially
name the Facility with the Owner's prior approval and to use such name in any advertising or promotion for the Facility. If Manager chooses to use a name for this Facility similar to one that it uses for any other facility which it owns and/or manages, whether or not such name is registered with any federal or state agency, then Manager hereby grants to Owner and Owner accepts, a non-exclusive right to use Manager's chosen name at this Facility only. Upon the termination of this Agreement for any reason whatsoever, Owner shall immediately cease all use of Manager's chosen name for the Facility, including any items which carry said name, such as menus, supplies, signage, stationery, etc. Owner shall immediately direct all telephone companies and their Yellow Pages advertising affiliates which identify Owner's Facility under Manager's chosen name, to cease, effective with their next published edition, all references to the Facility as such under Manager's chosen name and, at the request of Manager, shall provide Manager with written confirmation from such third parties of receipt of such direction. Any intentional post-termination usage by Owner of Manager's chosen name shall be a willful infringement of Manager's trademark and other rights.

            14.   (Intentionally Deleted)

            15.   MISCELLANEOUS.

                  (a) SHARED EXPENSES. If Manager, with Owner's prior approval, shall combine any advertising, public relations, or other activities with similar activities at other facilities owned or operated by Manager or its Affiliates, the cost of such activities shall be shared proportionately by Owner and Manager or its Affiliates, as the case may be. Manager shall exclusively handle all public relations matters for the Facility either through available in-house support or from outside sources.

                  (b) RELATIONSHIP OF PARTIES. Nothing contained this Agreement shall constitute or be construed to be or create a partnership, joint venture or lease between Owner and Manager with respect to the Facility, it being understood that Manager's status shall be that of an independent contractor.

                  (c) COSTS AND EXPENSES OF FACILITY; INDEMNITY. All fees, costs, expenses and purchases arising out of, relating to, or incurred in the operation of the Facility, shall be the sole responsibility of Owner. Manager, by reason of the execution of this Agreement and the performance of its services hereunder, shall not be liable for or deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of Owner whatsoever, arising out of or relating to the Facility or incurred in its operation. Owner agrees to indemnify, defend, pay on behalf on, and hold Manager and its officers, directors, agents and employees harmless from and against all losses, claims, damages and other liabilities arising out of or relating to the ownership or operation of the Facility (except those resulting from the willful misconduct or gross negligence of Manager), including, without limitation, any liabilities asserted against Manager or any of its officers, directors, employees or agents by reason of any action or inaction taken by any of the foregoing while performing the duties of Manager hereunder on behalf of Owner. Manager agrees to indemnify, defend, pay on behalf of, and hold Owner and its officers, directors, agents and employees harmless from and against all losses, claims, damages and other liabilities arising out of the gross negligence or willful misconduct of Manager. The terms of this Section 15(c) shall survive the expiration or earlier termination of this Agreement.

                  (d) BOOKS AND RECORDS. All books, records, forms and reports prepared by Manager in connection with the operation of the Facility are Owner's property and Owner may examine and audit same at any time at Owner's expense.

                  (e) COOPERATION UPON TERMINATION. Upon the expiration or earlier termination of this Agreement, Manager shall cooperate with Owner in effecting an orderly transition to any new manager of the Facility in order to avoid any interruption in the rendering of services to Owner and, in connection therewith, shall surrender to Manager all contracts, documents, books, records, forms and reports in the possession of Manager regarding the operation of the Facility.

                  (f) FORCE MAJEURE. Manager's and Owner's obligations under this Agreement are subject to strikes and/or labor disturbances THAT WOULD RESULT IN THE DISCONTINUANCE OF OPERATION, casualty, arbitrary and capricious action by third parties, Owner's compliance with and observance of the terms of this Agreement (including, without limitation, Owner's obligation to provide Minimum Fees, Management Fees and/or Incentive Fees and sufficient working capital for the operation of the Facility and funding for the capital improvements projected in the Annual Budget), changes in laws, statutes, ordinances, regulations or orders of governmental authorities or tribunals, war or other state of national emergency, terrorism, acts of God and other factors beyond the control of Manager collectively, ("Force Majeure"). Manager and Owner shall not be responsible or liable in any way for its inability to discharge any of its obligations hereunder due to Force Majeure.

                  (g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns. Manager may only assign this Agreement to an affiliated entity whose majority and controlling interest, is held by the current ownership of the Manager. Owner may assign this Agreement to any affiliate or purchaser of Owner's interest.

                  (h) NOTICES. All notices, demands and requests to be made hereunder by one party to other shall be in writing, and shall be delivered by hand, mailed by certified mail, return receipt requested, or sent by overnight courier service, with postage prepaid, to the addresses listed at the beginning of this Agreement.

All notices shall be deemed to be effective (i) upon receipt, if hand delivered,
(ii) three (3) days after mailing, if mailed by certified mail, or (iii) the next business day after sending, if sent by overnight courier service.

                  (i) ENTIRE AGREEMENT: AMENDMENTS. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and no prior oral OR WRITTEN representations, covenants or agreements between the parties with respect to the subject matter hereof shall be in force or effect. Any amendments or modifications to this Agreement shall be of no force or effect unless in writing and signed by both Owner and Manager.

                  (j) GOVERNING LAW. This Agreement has been executed and delivered in the State of New York, and all the terms and provisions hereof and the rights and obligations of the parties hereto shall be construed and enforced in accordance with the laws thereof, and the Courts sitting therein.

                  (k)   D E L E T E.

                  (l) SECTION HEADINGS. The section headings throughout this Agreement are provided for convenience of reference only, and the words contained therein shall not in any way be held to explain, modify or otherwise affect the interpretation, construction or meaning of the provisions of this Agreement.

                  (m) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  (n) WAIVERS. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further and continuing waiver of any such term, provision or condition of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement through their duly authorized representatives as of the day and year first above written.


                        OWNER:            PENSUN ASSOCIATES

                                    BY:

                        MANAGER:          SENIOR QUARTERS MANAGEMENT CORP.

                                    BY:

                                          EVAN A. KAPLAN, President